Exhibit 10.1

English Summary of the Line of Credit Agreement (“Line of Credit”), dated April 17, 2015, and finalized May 29, 2015, between Banco Nacional de Comercio Exterior (“Bancomext”) and Compañia Minera Pangea (“CMP”).

Parties to the Agreement: Banco Nacional de Comercio Exterior, S.N.C.; Compañia Minera Pangea, S.A. de C.V.; and McEwen Mining Inc.

Subject Matter of Agreement: Provision of a Line of Credit granted to CMP by Bancomext in an amount up to $90 million Mexican pesos, subject to the execution of a “Guaranty and Subordination Agreement,” under which McEwen Mining Inc. (“McEwen”) jointly assumes CMP’s obligation to Bancomext.

Use of Proceeds:  CMP is obligated to use the Line of Credit funds (i) to finance the value added tax (“VAT”) refunds related to the cost of the El Gallo 1 project, (ii) as working capital and (iii) for other expenses related to CMP’s mining activity.

Advances:  The Line of Credit will be available for withdrawal for six (6) months beginning from the date of execution. CMP must provide to Bancomext all required documentation five (5) days in advance prior to any withdrawal.

Term: Any amounts borrowed under the Line of Credit will be payable in one lump sum payment twenty-four (24) months after the date of the first withdrawal, including principal and any accrued interest.  CMP is permitted to prepay any amounts owed without penalty or commission.

Interest:  The interest rate is (i) two and one-half percent (2.5%) per annum plus (ii) the 91 day TIIE (Interbank Equilibrium Interest Rate) rate, as published by the Bank of Mexico.  The interest rate will be reviewed and adjusted on a quarterly basis.  Any accrued interest is payable quarterly.  In case of late payment of interest due, the rate shall be twice the ordinary interest rate as agreed between CMP and Bancomext.

Other fees:  A fee of 1% of the total Line of Credit amount was charged upon execution of the agreement.

Affirmative and Negative Covenants:

•                  CMP is required to provide to Bancomext all financial statements (interim and audited annual) on a quarterly basis during the term of the Line of Credit.  McEwen is required to provide to Bancomext all financial statements McEwen files with the US Securities and Exchange Commission within 10 days of submission;

•                  CMP must not change its shareholder structure without the consent of Bancomext;

•                  CMP must notify Bancomext of any circumstance affecting the recovery of the VAT balance within two (2) days from being notified by the Tax Administration Service (“SAT”);

•                  CMP shall maintain a bank account (“VAT Account”) with Banco Nacional de Mexico (“Banamex”) to deposit and transfer the VAT amounts; and deliver to Bancomext a copy of the statement of VAT Account within five (5) days following the end of each month;

•                  CMP is required to deposit any portion of the VAT refund it collects into the VAT Account; deposit the VAT applied as reduction by final compensation of each fiscal year into the VAT Account; and report existence of embargoes or trade offsets that affect the VAT refund;

•                  CMP shall not instruct SAT to deposit the VAT refunds into any account, other than the designated VAT Account, without acknowledgment and approval of Bancomext. Further, CMP shall not file supplementary tax returns without acknowledgment and approval of Bancomext, unless to correct an error. CMP shall not request compensation for other tax credits or liabilities that may affect the VAT returns claimed and shall not withdraw from the tax authority any VAT claim filed under the terms of the Line of Credit without prior written consent by Bancomext unless such withdrawal is filed by the same tax authority and followed by a submission of a VAT claim to replace the original within sixty (60) days of such withdrawal.

Joint Obligor and Subordination:  McEwen agreed to guarantee all of CMP’s obligations under the Line of Credit.  Further, McEwen agreed to subordinate to Bancomext all of McEwen’s right to payment and claim of all debt obligations owing by CMP to McEwen (“Subordinated Debt”) for the duration of the Line of Credit.  If McEwen receives a Subordinated Debt payment from CMP, McEwen is required to remit the same to Bancomext within twenty-four (24) hours of receipt.

Pledge:  CMP is obliged to simultaneously enter into a non-dispossessory pledge agreement with Bancomext, pledging the amounts deposited in the VAT Account.

Insurance:  Upon the first withdrawal from the Line of Credit, CMP must provide Bancomext with a copy of an insurance policy that covers risks associated with the mining industry for at least 100% of the amount granted under the Line of Credit.

Events of Acceleration:  The Line of Credit will be deemed due immediately, without notification required, if CMP does not make timely payments of the principal, interest or commissions; or if CMP is no longer in good standing regarding tax obligations and labor remittances; or if CMP has been involved in paying bribes to a government or government official in regards to obtaining the approval of this Line of Credit.

Payment of expenses:  CMP will pay all the expenses generated from the Line of Credit, along with any related duties, fees, taxes and others. In case of failure to pay, all expenses due will be subject to a 25% annual ordinary interest on the amount remaining unpaid.  Proof of payment must be provided to Bancomext.

Enforcement:  Bancomext has the right to obtain payment through commercial enforcement, as per Article 1395 of the Commercial Code (Codigo de Comercio de Mexico) of any amounts owed by CMP.

Governing Law and Jurisdiction: The Line of Credit will be exclusively governed by and construed according to the laws of the Federal District and jurisdiction of Mexico City, D.F.. The parties waive any other jurisdiction.